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                                                                    EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

    We consent to incorporation by reference in the registration statements (Nos. 333-01409, 33-11161, 33-22862, 333-31116, 33-31117, 333-31369, 33-31371,
33-50608, 33-50610, 33-56707, 333-61843 and 333-70323) on Form S-8 of Informix
Corporation of our report dated January 27, 1999, relating to the consolidated balance sheet of Informix Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related schedule as of and for the year ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Informix Corporation.

                                          /s/ KPMG LLP

Mountain View, California
March 29, 1999